EXHIBIT 11

            INTERDIGITAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

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

                                                               THREE MONTHS            THREE MONTHS
COMPUTATION OF PRIMARY                                             ENDED                   ENDED
EARNINGS (LOSS) PER SHARE:                                    MARCH 31, 1995           MARCH 31, 1996

Net Income (Loss) Applicable to Common Shareholders           $      20,138            $       3,898
                                                                ============             ============
Weighted Average of Primary Shares:
    Common Stock                                                     42,938                   44,905

Assumed Conversion of Options and Warrants                            3,916                    4,077
                                                                ------------             ------------

                                                                     46,854                   48,982
                                                                ===========              ============

Primary Earnings Per Share                                              .43                      .08
                                                                ============             ============

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